Exhibit 10.9

AMENDMENT TO PRIVATE UNITS PURCHASE AGREEMENT

This Amendment to Private Units Purchase Agreement (this “Amendment”) is made into as of April 23, 2026, by and between Starlink AI Acquisition Corporation, a blank check company newly incorporated as a Cayman Islands exempted company (the “Company”), and JKapital Ltd., a British Virgin Islands business company with limited liability (the “Purchaser” and, together with the Company, the “Parties” and each a “Party”). All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Private Units Purchase Agreement (as defined below).

Recitals

A. The Parties previously entered in that certain Private Units Purchase Agreement, dated January 19, 2026 (the “Private Units Purchase Agreement”), pursuant to which the Purchaser agreed to purchase, for a purchase price of $10.00 per unit, an aggregate of 171,600 private units of the Company (the “Private Units”) (or up to 178,600 private units if the Underwriters exercise the over-allotment option in full) , each unit consisting of one ordinary share, par value $0.0001 per share, and one right.

B. The Parties now desire to amend the Private Units Purchase Agreement as set forth herein.

Agreements

In consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Amendment.

1.1.	The last sentence of the first full paragraph of the Private Units Purchase Agreement is hereby amended and replaced in its entirety with the following:

“The Company currently anticipates selling units (“Units”) in the IPO, each comprising one ordinary share, par value $0.0001 per share (“Ordinary Share”) and one right, each right entitling the holder thereof to receive one-fourth (1/4) of one Ordinary Share upon consummation of the Company’s initial business combination (each, a “Right”).”

1.2.	The first sentence of the second full paragraph of the Private Units Purchase Agreement is hereby amended and replaced in its entirety with the following:

“JKapital Ltd., a British Virgin Islands business company with limited liability (the “Purchaser”), hereby commits to purchase an aggregate of 221,500 Units of the Company (the “Initial Private Units”), each unit consisting of one Ordinary Share (the “Private Shares”) and one Right (the “Private Rights”), for a purchase price of $10.00 per unit and an aggregate purchase price of $2,215,000 (the “Initial Purchase Price”). Additionally, if the underwriters in the IPO (the “Underwriters”) exercise their over-allotment option in full or in part, the Purchaser further commits to purchase up to an additional 14,500 Units (the “Additional Private Units” and together with the Initial Private Units, the “Private Units”) at a purchase price of $10.00 per unit, for an aggregate additional purchase price of up to $145,000 (the “Over-Allotment Purchase Price” and together with the Initial Purchase Price, the “Purchase Price”).”

2.	Confirmation. Except as otherwise provided herein, the provisions of the Private Units Purchase Agreement shall remain in full force and effect in accordance with their terms following the execution of this Amendment.

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Very truly yours,

JKapital Ltd.

By:	/s/ Gus Liu
Name:	Gus Liu
Title:	Sole Director

Accepted and Agreed:

Starlink AI Acquisition Corporation

By:	/s/ Gus Liu
Name:	Gus Liu
Title:	Chief Executive Officer and Director